Exhibit 10.2

AMENDMENT TO OPTION AND MINING CLAIM ACQUISITION AGREEMENT

This Amendment to Option and Mining Claim Acquisition Agreement (“Amendment”) is made effective the 28th day of March, 2011, by and among:

Mexivada Mining Corporation, a company incorporated under the laws of the State of Nevada, with an address of 1008 – 1166 Alberni Street, Vancouver, British Columbia V6E 3Z3 (hereinafter “Mexivada”);

Spartan Gold, Ltd, a company incorporated under the laws of the State of Nevada, with an address of 13951 N. Scottsdale Rd., Suite 233, Scottsdale, Arizona 85254 (hereinafter “Spartan”); and

Sphere Resources, Inc., a corporation duly incorporated under the laws of the Yukon, Canada, with an address of 204 Black Street, Suite 300, Whitehorse, Yukon, Canada Y1A 2M9 (hereinafter “Sphere”) and its wholly owned subsidiary Andhra Blue Limited, with an address of P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, BVI (hereinafter “Andhra”), which has been assigned and granted Sphere’s interests in the Poker Flats Property (hereinafter “Sphere-Andhra”).

Mexivada, Spartan and Sphere are herein referred to as the “Parties.”

WHEREAS:

The Parties entered into an Option and Mining Claim Acquisition Agreement (the “Option Agreement”) executed and effective as of December 22, 2010 whereby Spartan was granted an exclusive option to acquire up to a seventy percent (70%) interest in and to certain (25) mining claims owned by Mexivada in Elko County, Nevada known as the Poker Flats Property (“Property”) and, upon exercise of the option, Sphere was to be granted one-half of Spartan’s interest (35%) in the Property under the terms of a joint venture agreement to be entered into by Spartan and Sphere, all as more fully set forth in the Option Agreement; and

Sphere acting as an Agent for 100% wholly owned subsidiary Andhra Blue, Ltd negotiated all of its right, title and interest in and to the Property obtained under the Option Agreement to Andhra under an Agency Agreement; and

The Parties desire to amend the Option Agreement in the manner and as set forth in a Memorandum of Understanding (“MOU”) signed by the Parties on March 9, 2011 to enable Spartan to acquire a seventy five percent (75%) interest in and to the Property, the general terms and conditions of the MOU with mutually agreed upon changes are to be set forth and incorporated in this Amendment; and

The Option Agreement contains an area of interest section that provides if either party to the Option Agreement or its affiliates acquires any interest in mineral claims or other form of mineral tenure (e.g. mining lease) located wholly or partly in an area within two kilometers from any portion of the Property as it exists at the date of execution of the Option Agreement (the “Area of Interest”), the acquiring party shall give notice to the other party of such acquisition and the parties may elect to incorporate such mineral claims or leases into the Property; and

The Parties desire to amend the Area of Interest section of the Option Agreement in the manner set forth below and incorporate additional lands and property into the Area of Interest.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Section 3.1 of the Option Agreement is amended as follows:

3.1 The Optionor (Mexivada) herby grants to the Optionee (Spartan) the sole and exclusive right and option to acquire an undivided seventy five percent (75%) interest in and to the Property, free and clear of all charges, encumbrances and claims, except for the Mining Lease and the Royalty.

2. Sections 3.2 of the Option Agreement is amended as follows:

3.2 The Optionee (Spartan) will be deemed to have exercised its option as follows:

(a) Spartan will make the following payments in cash (US dollars):

To Sphere-Andhra	$57,750.00
To Mexivada	$8,250.00

Fifty percent (50%) of the payments to Sphere-Andhra ($28,875.00) and Mexivada ($4,125.00) will be paid within sixty (60) days after the effective date of the S-1 Registration Statement being prepared by Spartan described in subsection (c) below. The balance will be paid to each party at the time Spartan raises capital and obtains funding for Spartan of a minimum of two million dollars ($2,000,000.00).

(b) Spartan will issue the following Equity Instruments upon the Parties signing this Amendment:

(i) Restricted common shares of Spartan:

To Sphere-Andhra	3,887,500
To Mexivada	412,500

(ii) Warrants to purchase Spartan restricted common shares with a strike price of $1.00 per share within 5 years:

To Sphere-Andhra	1,887,500
To Mexivada	412,500

(c)
As additional consideration, Spartan is preparing and planning to file before May 1, 2011 an S-1 Registration Statement with the US Security Exchange Commission (SEC) that will allocate restricted common shares of Spartan as follows:

To Sphere-Andhra	500,000
To Mexivada	125,000

Failure of Spartan to complete and file the S-1 Registration Statement shall not provide any basis for Mexivada or Sphere-Andhra to bring a legal action seeking to enforce this provision in any court of law with jurisdiction over this matter.

(d)
Spartan may acquire an initial fifty-one percent (51%) interest in the Property upon incurring Exploration Expenditures of US $500,000 on or before the third anniversary date of this Agreement, such expenditures to be incurred and paid by Spartan;

(e)
Spartan may acquire an additional twenty-four percent (24%) interest in the Property upon incurring additional Exploration Expenditures of US $250,000 and by also completing and delivering to Optionor an Industry-standard Mining PreFeasibility Study on or before the fifth anniversary date of this Agreement, such additional expenditures and Mining PreFeasibility Study to be incurred and paid by Spartan.

3. Sections 3.3, 3.4, 3.5, and 3.6 of the Option Agreement is amended as follows:

3.3 In order to maintain the Option, Sphere will also be required to:

(a) Sphere shall allot and issue to the Optionor (Mexivada), as fully paid and non-assessable the Shares as follows:
(i) 150,000 common shares of Sphere Resources, Inc. within 60 days of the execution of this Amendment: and
(ii) 150,000 common shares of Sphere Resources, Inc. within 60 days of Optionee (Spartan) acquiring a 75% interest in the Property.

3.4           Exploration Expenditures shall be deemed to have been incurred by the Optionee when the Optionee has expended funds or has received goods or services from third parties for which the Optionee has an obligation to make payment, whether or not payment has been made.  Where Exploration Expenditures are charged to the Optionee by an affiliate of the Optionee for services rendered by such affiliate, such Exploration Expenditures shall not exceed the fair market value of the services rendered.

3.5           Exploration Expenditures incurred by the Optionee exceeding the amount of Exploration Expenditures required to be incurred within any period shall be carried forward to the succeeding period and qualify as Exploration Expenditures.  If the Exploration Expenditures incurred are less than the amount of the Exploration Expenditures required to be incurred in any period, the Optionee may at its option pay the deficiency to the Optionor within sixty (60) days after the end of such period in order to maintain the Option.  Any such payment of cash in lieu shall be deemed to be Exploration Expenditures incurred on the Property on or before the relevant date for the purposes of this Part 3.

3.6           If the Optionee reasonably believes that it has incurred Exploration Expenditures required to be incurred by the Optionee in any period in order to maintain the Option, but it is subsequently determined upon examination or audit by either party that such Exploration Expenditures were not incurred within such period, the Optionee shall not lose any of its rights hereunder and the Option shall not terminate, provided that the Optionee pays the Optionor such deficiency in Exploration Expenditures within thirty (30) days following such determination (if determined by the Optionee) or within thirty (30) days following notice to the Optionee of such deficiency (if determined by the Optionor), and the payment of such deficiency in Exploration Expenditures shall be deemed to be Exploration Expenditures incurred by the Optionee for purposes of this Agreement.

4.  Section 3.8 of the Option Agreement is renamed as Section 3.7 is amended as follows:

3.7  If and when the Option has been exercised, an undivided seventy five percent (75%) right, title and interest in and to the Property shall vest in the Optionee (Spartan) free and clear of all charges, encumbrances and claims, except for the Mining Lease.

5. Section 3.9 of the Option Agreement is renamed as Section 3.8 is amended as follows:

3.8       (a) Upon execution of this Amendment, Optionee (Spartan) shall have the right to purchase up to seventy five percent (75%) of the three percent (3%) Net Smelter Returns (NSR) Production Royalty reserved and provided to Lessor in Section 6 of the Mining Lease, and Optionor (Mexivada) shall have the right to purchase up to twenty five percent (25%) of this NSR Production Royalty. The consideration to be paid for the NSR Production Royalty shall be one million dollars ($1,000,000.00) per NSR Production Royalty percentage point.

(b) Upon execution of this Amendment, Sphere-Andhra shall be granted a two percent (2%) NSR Production Royalty for any and all Bullion and Other Products, as defined in Exhibit B to the Mining Lease, produced from the Property.

 (c) Upon agreement of the Parties to convey and sell all the Property or any of their interest in the Property to an independent third party or parties, Spartan is granted and shall have the right to purchase one hundred percent (100%) of the two percent (2%) NSR Production Royalty granted to Sphere-Andhra in the preceding paragraph (b).

6. (a) Section 13, Area of Interest, of the Option Agreement is amended as follows:

13.1
If either party or any of its affiliates stakes or otherwise acquires any interest in mineral claims or any other form of mineral tenure (the “AOI Tenure”) located wholly or partly in an area (the “Area of Interest”) within two (2) miles from any portion of the Property as it exists at the date of execution of this Agreement, the acquiring party shall forthwith give notice to the other party of such staking or acquisition , the costs thereof and all details in its possession with respect to the nature of the AOI Tenure and the known mineralization thereon.

(The remaining language in Section 13.1 is not changed or amended.)

(b) Optionor (Mexivada) and Sphere-Andhra agree that they will not pursue acquisition of other mining properties or mining development opportunities in the Area of Interest.

7. Section 14 of the Option Agreement is amended to read:

14.1 Upon the Optionee (Spartan) being deemed to have earned the seventy five (75%) interest in the Property pursuant to Section 3.2 as amended, the Optionee and Optionor (Mexivada) shall participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

   14.2 The participating interests of the Parties at the time the Joint Venture is formed shall be:

Optionee (Spartan)	75%
Optionor (Mexivada)	25%

Each party shall be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefor.

The remainder of Section 14 is not changed or amended by this Amendment.

8. The following sentence shall be added to Section 20.11 Relationship of Parties:

Spartan agrees to completely stay and forego any takeover attempts or similar actions against Mexivada or Sphere-Andhra during the term of the Option Agreement and this Amendment.

All other terms, conditions, and provisions of the Option Agreement not specifically amended or changed by this Amendment shall remain in full force and effect.

The Parties understand and agree that in consideration of closing the transaction memorialized in the Option Agreement and this Amendment, Sphere shall transfer and convey all of the shares, rights and interests Sphere owns and holds in Andhra to Spartan and Andhra will become a wholly owned subsidiary of Spartan.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

MEXIVADA MINING CORPORATION	SPARTAN GOLD, LTD.

/s/ Richard R. Redfern	/s/ William H. Whitmore, Jr.
By: Richard R. Redfern, President	By: William H. Whitmore, Jr., President

SPHERE RESOURCES, INC. and Andhra Blue Limited

/s/ Malcolm L. Stevens
By: Malcolm L. Stevens, CEO